Exhibit 99.1

PFSweb, Inc. NasdaqCM:PFSW
FQ3 2020 Earnings Call Transcripts
Friday, November 06, 2020 1:30 PM GMT

Table of Contents
Call Participants	...................................................................................................................	2
Presentation	...................................................................................................................	3
Question and Answer	...................................................................................................................	10

PFSWEB, INC. FQ3 2020 EARNINGS CALL | NOV 06, 2020

Call Participants

EXECUTIVES

James Joseph Butler
Executive VP & GM of LiveArea

Michael C. Willoughby
CEO & Director

R. Zach Thomann
Executive VP & GM of PFS

Thomas J. Madden
Executive VP & CFO

ANALYSTS

George Frederick Sutton
Craig-Hallum Capital Group LLC, Research Division

Kara Lyn Anderson
 B. Riley Securities, Inc., Research Division

Mark Nicholas Argento
Lake Street Capital Markets, LLC, Research Division

Ryan Michael MacDonald
Needham & Company, LLC, Research Division

ATTENDEES

Sean Mansouri
Gateway Group, Inc.

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PFSWEB, INC. FQ3 2020 EARNINGS CALL | NOV 06, 2020

Presentation
Operator
Good morning, everyone, and thank you for participating in today's conference call to discuss PFSweb's financial results for third quarter ended September 30, 2020. Joining us today are PFSweb's CEO, Mike Willoughby; the company's CFO, Tom Madden; the General Manager of PFS, Zach Thomann; and the General Manager of LiveArea, Jim Butler; and the company's outside Investor Relations adviser, Sean Mansouri with Gateway Investor Relations. Following their remarks, we'll open the call for questions.
I would now like to turn the call over to Mr. Mansouri for some introductory comments. Sir, please go ahead.
Sean Mansouri
Gateway Group, Inc.
Thank you, Rain. Before we go further, I would like to make the following remarks concerning forward-looking statements.
All statements in this conference call other than historical facts are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confidence, target, project and other similar expressions typically are used to identify forward-looking statements. The full disclaimer relating to forward-looking statements as well as certain non-GAAP metrics used in our filings and this presentation can be found in the Investors section of the PFSweb website under "Safe Harbor Statement".
I'd like to remind everyone that this call will be available for replay through November 20th, starting at 11:30 a.m. Eastern this morning. A webcast replay will also be available via a link provided in today's press release as well as available on the company's website at pfsweb.com. Any redistribution, retransmission or rebroadcast of this call in any way without the expressed written consent of PFSweb is strictly prohibited.
Now I'll turn the call over to CEO, Mike Willoughby. Mike?
Michael C. Willoughby
CEO & Director
Thank you, Sean, and good morning, everyone.
Before beginning my comments, I'd remind you that in response to SEC guidance, we are providing additional color and commentary on the business during uncertain times including current information about our business since we are almost 6 weeks into Q4. We're doing this in an effort to be as transparent as possible about the state of our business as we respond to the ongoing crisis. And in being transparent, we will do our best to highlight both the important challenges we face and the significant opportunities we are experiencing. I'll point out that we continue to maintain up-to-date information about our response to the pandemic on our pfsweb.com and pfscommerce.com websites. Just follow the COVID-19 links.
As we support our clients through an evolving online retail environment ahead of the holiday season, our business continues to experience strong tailwinds from robust e-commerce demand and high fulfillment volumes. Ramping activity levels among our current clients drove double-digit year-over-year growth in SFE revenue and adjusted EBITDA during the quarter. Across PFS and LiveArea, our sales teams have done an excellent job of driving new business development opportunities with a record LiveArea sales pipeline and a much improved PFS pipeline compared to last quarter. Most importantly, our global workforce is still operating safely and at high levels of productivity, whether they're on the front lines in our distribution centers or working remotely for our professional services, contact center or corporate teams. In both segments of our business, we have remained focused on preparing for what we anticipate will be a record digital holiday season.
Retail experts vary widely in their estimates for holiday online sales growth, but the consensus outlook supports our expectation. For example, CBRE predicts that this year's holiday e-commerce sales will come in at double the record growth rate generated in the 2019 season and continue to trend towards omnichannel retailing. Other predictions for

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PFSWEB, INC. FQ3 2020 EARNINGS CALL | NOV 06, 2020
year-over-year holiday online sales growth from experts at Deloitte, Forrester and Salesforce range from 19% to 34%. Salesforce believes that up to 30% of total U.S. retail sales will be transacted through digital channels this holiday. With additional restrictions in place in several European markets and the potential for continued surge in COVID cases in the U.S., there is good reason to believe the higher end of these ranges is possible.
We are also encouraged by the early start to the holiday shopping season, influenced by Amazon and the big-box retailers. And our clients are largely following that trend, flattening the retail curve. It is especially important since experts also believe transportation carrier capacities will likely be exceeded between Thanksgiving and Christmas.
Considering all these factors, I am very pleased we have prepared during the quarter for a record fulfillment volume holiday. And I believe we are positioning ourselves well to deliver for our clients in this environment.
In PFS, we are ramping operations in both current fulfillment centers and the 2 new fulfillment centers we announced during the third quarter, 1 in the Dallas area and 1 in Belgium. These 2 additional centers expand the PFS global DC footprint to 9 facilities and increase our overall capacity to accommodate key client expansions as the peak holiday season approaches. Zach Thomann will be on the call later to provide more details on our expansion progress and the PFS strategy ahead of the holidays.
In LiveArea, our team has built a record pipeline and is benefiting from the sales and marketing improvements implemented over the past year. We have worked closely with our clients to preserve the strength of their brands while creating innovative e-commerce solutions to respond to both pandemic-related industry changes and the upcoming holiday season. LiveArea has made strong progress in its return to growth, and Jim Butler will be on to discuss additional developments and initiatives to maintain this momentum.
As we enter what will be another seasonal peak for our business, I would like to once again recognize the hard work of our frontline employees and management in our fulfillment centers. They have demonstrated incredible flexibility as they've accommodated high order volumes and recalibrated everything from sanitation processes to overall workflow to maintain optimal safety and efficiency. The dedication of our entire global team has enabled our growth to this point, and I am proud of the strong position we have heading into the holidays.
Now I'd like to turn the call over to Tom to provide more details on our Q3 financial results and our outlook for the rest of 2020. Tom?
Thomas J. Madden
Executive VP & CFO
Thank you, Mike, and good morning, everyone. Unless otherwise noted, all the financial comparisons that I make in my comments are to the third quarter of 2019.
For Q3, our consolidated service fee equivalent, or SFE, revenue increased 21% to $60.4 million. The increase was primarily driven by ongoing high volumes of fulfillment activity in our PFS segment as well as growth from new and existing clients in LiveArea.
Service fee gross margin in the third quarter of 2020 was 32.1% compared to 34.9%, with the decrease primarily due to revenue mix, reflecting a higher percentage of revenues generated from fulfillment services in PFS and increased fulfillment labor costs during the quarter. Note that gross margins for both segments continued to be within our guidance range of 25% to 30% for PFS and 40% to 50% for LiveArea. And we currently expect those ranges to hold through the fourth quarter.
SG&A costs were $21.4 million in the third quarter of 2020 compared to $18.9 million last year, with the increase primarily driven by higher stock-based compensation expense of $2.4 million. Additionally, we had increases in personnel-related costs; including variable compensation expense; and facility-related costs, including the impact of the 2 new distribution centers and enhanced sanitation procedures as a result of the pandemic. These were partially offset by reduced travel costs as well as the prior year amount including a higher level of severance-related costs.
Adjusted EBITDA in the third quarter increased 10% to $3.4 million compared to $3.1 million in the year ago quarter, with the improvement primarily due to sustained strength in SFE revenue growth partially offset by some gross margin pressure in the PFS segment related to higher fulfillment labor costs.

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PFSWEB, INC. FQ3 2020 EARNINGS CALL | NOV 06, 2020
Turning to the balance sheet, at September 30, 2020, cash and cash equivalents totaled $10.4 million and total debt excluding operating leases was $39.5 million. This resulted in a net debt position of approximately $29.1 million, which was slightly improved from the June 30, 2020 net debt position of $31.0 million.
At this point, we remain confident with our overall liquidity position as we navigate the pandemic. We currently expect our net debt level to increase modestly as we look ahead to the December year-end as we support the increased seasonal demand and then expect it to come back down in the first quarter of 2021.
Our capital expenditures in the third quarter of 2020 were approximately $4.0 million, primarily related to the new DC facilities, resulting in a year-to-date level of $7.2 million. As we continue to expand our facilities to support current client growth and ramp our new facilities and new client activity, we expect our total 2020 capital expenditure spend to be between $8 million to $10 million. We are also reiterating all other 2020 expectations outlined on our previous calls this year including expectations for product revenue, G&A expense, interest expense and tax expense. These, of course, are subject to change given the uncertainty amid COVID-19.
Moving on to our 2020 outlook. To echo Mike's earlier comments, we continue to believe that both business segments are well positioned for continued growth especially given the upcoming holiday season, elevated fulfillment volumes in PFS and our record pipeline in LiveArea. With these factors in mind, we are raising our expectations for consolidated SFE revenue growth to be in the mid-teens compared to the prior year, which is up from our previously issued range of 9% to 12%. Coupled with our sustained focus on prudent expense management throughout our business, we also continue to target an improvement in adjusted EBITDA margin compared to 2019.
While it remains uniquely challenging to predict how the rest of this year will play out, our expectations are in line with other market reports predicting the season's e-commerce sales growth to outperform last year's growth rates. The investments we have made across PFS and LiveArea position us well for the upcoming peak holiday orders, and we are operating from a strong financial foundation as we work to sustain our business and client growth over the long term.
In order to reach these calendar year 2020 objectives, we are currently projecting SFE revenue growth in our upcoming fourth quarter to be up approximately mid-teens as compared to the prior year fourth quarter with an estimated adjusted EBITDA margin in a similar range as to what we have experienced on a year-to-date basis so far this year, which is in the 8% range. As we look ahead past 2020, while we expect to benefit from the projected continued e-commerce tailwinds, due to the overall uncertainty of the ongoing impact of the pandemic, we have decided to postpone providing our targeted guidance for 2021 until next year.
This concludes my prepared remarks. I'll turn the call over to Zach to walk through operational highlights in PFS. Zach?
R. Zach Thomann
Executive VP & GM of PFS
Thanks, Tom. We have continued to experience high levels of fulfillment activity across our PFS client base, with global fulfillment volumes in Q3 that are akin to the previous Q4 peak quarters of 2018 and 2019. As we look past Q3, with the benefit of the retail expert guidance Mike mentioned earlier, updated client forecasts and almost 6 weeks of Q4 activity behind us, we reasonably expect to continue to see significantly elevated direct-to-consumer fulfillment activity throughout the holiday season.
With that expectation for the holiday and based on our experience over the past 2 quarters, we rapidly built out incremental capacity during the quarter for our clients' increasing fulfillment needs. We have continued to demonstrate our agility and scale of operations as we have both optimized existing fulfillment centers to increase capacity and secured and launched 2 additional fulfillment centers.
Our new Dallas area facility opened during the third quarter, expanding our total North American fulfillment center footprint to 6 facilities. This location allows us to fulfill orders for several existing clients from more than one facility, and it creates opportunities to provide additional services to other clients in the future. The facility is strategically located near the DFW International Airport and is also a short drive from PFSweb's global headquarters, allowing easy access for our IT and innovation teams to test new technologies, products and solutions in a new distribution center environment.
We have 4 client operations now live in this facility including a second node for Kendra Scott, augmenting the Memphis operation we launched for them in 2019 and we are ramping up to take on more volume. Having this additional capacity

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PFSWEB, INC. FQ3 2020 EARNINGS CALL | NOV 06, 2020
has already helped to ensure optimal business continuity while scaling our operations for key client relationships including Kendra Scott.
At the end of Q3, we announced that we were opening an additional distribution center in Liège, Belgium that went live in October. This facility is strategically located near both our existing Liège fulfillment center in the Canal Albert, which allows for faster outbound delivery into the Netherlands and Germany and will serve as a valuable location for inbound product flow through ship containers. This facility has ramped quickly over the first part of Q4 to be ready for full-scale operations prior to the peak surge in direct-to-consumer demand.
These infrastructure investments, coupled with investments in personnel and wage increases, did result in higher operating costs in the third quarter. However, our ability to launch 2 new fulfillment centers within 45 to 60 days of lease commencement is a strong testament to our agile and cost-effective expansion strategy. This has allowed us to efficiently manage our capital expenditures through the period and respond dynamically to shifting client needs without maintaining a large, underutilized infrastructure.
As for Q3 bookings in PFS, we signed 8 new engagements worth a combined estimated $5.2 million in annual contract value, or ACV, compared to 4 new engagements worth an estimated $7.1 million of ACV in the year ago quarter. Many of our new clients and prospects face COVID-related uncertainties in their operations during the first half of the year and were initially reluctant to make any changes to their warehouse operations as they work to stabilize their business. Although some of these headwinds persisted into Q3, we have begun to secure additional new wins as companies look to improve their distribution capabilities before the holiday and solidify growth plans in 2021.
As we have stated on prior calls, we began the year targeting more high-growth SMBs to expand our addressable market to get involved earlier on a client's growth cycle. As a result, our bookings mix to date has been comprised of higher number of smaller, lower ACV engagements. This strategy allowed us to recognize revenue from 7 new programs in Q3 with an opportunity to grow these high-potential brands for a long period of time.
In addition to the initially smaller but high-potential opportunities, we also drove an increase in branded direct-to-consumer programs from large client prospects. These larger potential deals have increased the value of our PFS sales pipeline and enabled our sales team to focus on higher-value engagements in the back half of the year. With the benefit of these tailwinds and the growth we are seeing in e-commerce, we expect to generate a higher total ACV from bookings in the second half of 2020 than we did in the first half of the year.
To comment on some unique projects we have implemented recently, we have spoken for several years about our CloudPick-based pop-up fulfillment capabilities and how existing clients have benefited from these initiatives during previous holiday periods. This year, we implemented a pop-up distribution center within an existing client facility in Germany. Utilizing their staff and running on our technology, they are already live in fulfilling customer orders. This pop-up solution could seamlessly transition into a longer-term fulfillment-enablement solution for this client based on the results from this holiday.
Another interesting recent win is a great example of our team's agility to help new clients with flexible solutions. We were recently engaged by a major jewelry brand to help with their order fulfillment capabilities for this year's holiday season. Needing a very rapid launch, we worked with the brand to quickly implement a temporary solution using their IT systems within one of our Memphis distribution centers to fulfill orders. This flexibility provides this new client with additional fulfillment capacity they need to meet their demands this year while we work on a long-term engagement beginning in 2021.
To reiterate Mike's earlier comments, I am deeply grateful for the hard work of our fulfillment center personnel as they address our elevated order volumes, an influx that has only grown as we get closer to the holidays.
Further, I'd like to recognize the work of Dawn Brewster, PFSweb's Area Vice President of Contact Center Operations, in shifting our entire contact center operation from on-premise to work from home at the start of the pandemic. This model has preserved our team's safety and resulted in better business outcomes. Employee retention and quality scores have risen, and we have been able to recruit talented team members from across the country rather than exclusively sourcing local candidates. Our experience has been featured in several contact center industry-focused magazines as an example of extreme agility during the crisis.

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PFSWEB, INC. FQ3 2020 EARNINGS CALL | NOV 06, 2020
These results give us confidence that we can sustain a more efficient hybrid contact center model going forward. As of the end of October, we have already completed a reduction in space in our Dallas contact center, which further promotes operational efficiency and should benefit margins longer term.
Throughout PFS, our collective adaptability has enabled us to see through a year filled with many obstacles related to the pandemic and will enable us to carry our momentum through the fourth quarter and into 2021.
I'll pass the call over to Jim for an overview of LiveArea's operations. Jim?
James Joseph Butler
Executive VP & GM of LiveArea
Great. Thanks, Zach, and good morning, everyone.
After implementing significant operational improvements within our sales and marketing teams throughout the past year, we have continued to build upon the record pipeline of opportunities as we enter the fourth quarter and begin our planning for 2021. For Q3, we booked 39 projects worth a combined estimated $8.6 million in project value. This compares to 60 projects in the year ago quarter, where they combined for a then estimated $12.5 million in project value, we also booked 23 engagements for LiveArea worth a combined estimated $4.5 million in annual contract value, or ACV. This compares to 15 engagements worth a combined then estimated $3.3 million in ACV in the year ago quarter.
As we have stated in the past, both types of bookings are helpful leading indicators of future revenue streams. While our Q3 sales bookings were down, our challenge was getting several large key new client contracts through their signature process. We've experienced delays in getting contracts signed due to enhanced scrutiny many clients put on new engagements during this extraordinary time. In many cases, multiple senior executives within these organizations must now sign off on the large project engagements. The good news is that we have been awarded the business in these situations. And in many cases, we have been able to begin work under a letter of agreement, which allows us to provide services, collect payment and recognize revenue while we work through the client's procurement processes.
The substantial logjam of contract signings we experienced at the end of the quarter should result in a big boost to our Q4 bookings and contribute to the already-strong backlog we have as we head into 2021. In fact, so far, in the first 6 weeks of Q4, we have already signed nearly $8 million in total bookings.
As consumer demand for e-commerce continues to grow amid the pandemic and ahead of the holidays, I'm excited but not surprised that our sales leadership has generated another record pipeline of qualified opportunities. We are very excited to see momentum in our EMEA business along with our strong pipeline of large, multi-cloud projects with major brands in the U.S. However, we may still experience delays in our official project and engagement launches as our clients work to manage their operations amidst the pandemic. One thing is clear: we are optimistic about our momentum for the remainder of 2020 and into 2021.
Subsequent to the third quarter, we announced several additional developments that will continue to grow LiveArea's global footprint and enhance our suite of service offerings. The first is our expansion into Europe's Benelux and DACH regions, collectively covering Belgium, the Netherlands, Luxembourg, Germany, Austria and Switzerland. Our presence there will be led by our newly appointed regional sales director, Walther Bakker, who has over 25 years of experience generating new business in information technology. We have already served several key clients within these regions, including La Prairie and Pandora. With this formal expansion, we plan to build upon our existing client relationships and technology partnerships to grow our European presence.
Just weeks after we announced the expansion, we officially launched our partnership with leading German footwear brand, Zumnorde. We will be modernizing the brand's e-commerce presence by building and launching a new digital store on the BigCommerce platform, which we expect will rival its award-winning in-store experience.
We're excited about our growing global partnership with BigCommerce, who announced that their platform drove total revenue growth of 33% year-over-year in Q2. We are seeing increased demand for their headless commerce offering especially in EMEA as brands demand more innovative experiences to support their commerce initiatives.
In addition to BigCommerce, we are beginning to work with other emerging commerce platforms including VTEX, Commercetools and Enactor to ensure we remain the leader in the evolving commerce platform ecosystem. These platforms represent a growing shift in the industry towards micro service-based foundations that will allow for richer

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PFSWEB, INC. FQ3 2020 EARNINGS CALL | NOV 06, 2020
customer experiences, rapid future deployment and increased overall agility. We are continually expanding our skills and expertise to ensure we are leading our clients to success in adopting and evolving these architectural approaches in 2021.
To further support and expand our global partnership with Salesforce, we appointed Sanjeev Desai as Salesforce Practice Lead for the EMEA region. Desai has more than 20 years' experience in information technology, systems integration, digital consulting with expertise in B2C and B2B commerce technology, omnichannel solutions and digital marketing automation. Desai is a specialist in the Salesforce multi-cloud environment with considerable implementation and consulting experience in Salesforce Commerce Cloud, Salesforce Marketing Cloud, Salesforce CRM and Salesforce CloudCraze. Growing our global footprint is already providing us with expanded opportunity set as we look forward to driving additional growth as we enter 2021.
Last, we're excited to have appointed Barry Fiske, an accomplished, experienced transformation leader, as our new Senior Vice President of Global Experience and Innovation. Barry has a long track record of delivering new business growth and piloting innovation for leading brands, combining the power of technology and design. His leadership will help us enhance our award-winning design services as we elevate our clients' customer experience to keep pace with the changing commerce landscape. In an environment where there's increased demand for expertise in product innovation, service design, performance marketing and overall customer experience, having leaders like Barry on board will help us further improve the breadth and quality of our offerings.
Walther, Sanjeev and Barry are just the latest additions to our deep roster of industry leaders assembled over the past year and a half. This top team of industry leaders has accelerated LiveArea's growth platform and has introduced innovative solutions and strategic insights our clients require as they look to transform their businesses.
Where clients and prospects increasingly need solutions beyond commerce design and implementation services, LiveArea has a unique value proposition and our ability to globally deliver connected commerce experiences comprising strategy, experience design, product and service design, technology, performance marketing and orchestrated services. We approach projects with a focus on innovation to help brands realize the full potential of their digital business by rapidly exploring future opportunities. As the nature of commerce continues to evolve at an accelerated pace, we are committed to aligning our professional services to best support their needs and elevate their connected commerce offerings.
With that, I'll turn it back over to Mike for his closing remarks. Mike?
Michael C. Willoughby
CEO & Director
Thank you, Jim. I want to emphasize that across both segments of our business, we have worked diligently not only to meet the needs of our clients but also address larger-scale changes in consumer digital shopping preferences. To that end, I wanted to conclude our call with a brief update on several of our productized offerings that are enhancing the value of our services.
In addition to the CloudPick-based pop-up solutions Zach highlighted earlier, we are implementing RetailConnect in another client's physical stores this coming holiday. And this installation also has the opportunity to become a larger deployment that could include international retail locations. RetailConnect is an in-store solution comprising lightweight technology integrated scanning and staffing hardware that enables the online sale of store inventory and keeps track of the steps associated with filling each order. Like CloudPick, it can integrate seamlessly with retailers' existing software systems, and the efficient tracking allows retailers to easily facilitate the buy online, pick up in store capability that has been in high demand during the pandemic.
As we mentioned last quarter, we are looking to pair this solution with LiveArea's Scan and Go capability, which allows shoppers to use their mobile devices to scan an in-store QR code or visit the retailer's website and then scan, pay and go, all without visiting a point-of-sale system. Given that 87% of shoppers are seeking out touchless or self-checkout options, we believe these 2 paired capabilities will help our clients further evolve their customer experiences to adapt to this new normal spurred by the pandemic.
We have been both proactive and innovative in our response to these industry-wide changes in both e-commerce and the broader retail industry. Looking ahead to the fourth quarter as well as into 2021, we remain confident in our ability to navigate these changes and continue elevating the customer experiences for our clients that they have come to expect.

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PFSWEB, INC. FQ3 2020 EARNINGS CALL | NOV 06, 2020
As Tom mentioned, we are raising our expectations for SFE revenue growth to be in the mid-teens compared to last year, and we continue to expect growth within both business units and adjusted EBITDA margin expansion for 2020.
As Tom mentioned, we have decided to postpone providing our targeted guidance for 2021 until next year. We have already experienced a Q2 which likely had some one-off COVID fulfillment volumes, and we have yet to complete what we believe will be a record fourth quarter also likely with some one-off COVID fulfillment volume increases, which could create interesting comps next year. Recognizing the uncertainties, we still currently reiterate our overall long-term objectives of the business segments that we have previously provided, which is for PFS segment to grow SFE revenue at an annual rate of 5% to 10%, our LiveArea segment to grow SFE revenue at an annual rate of 10% to 15% as well as an overall target to improve our consolidated adjusted EBITDA margin.
As always, Tom and I are happy to engage with our investors to answer your questions and communicate our exciting business updates. And we're happy to make ourselves available by phone and video chat. We will be presenting and holding virtual meetings during the Craig-Hallum Alpha Select Conference on November 17 and the Stephens NASH 2020 Investment Conference on November 18. And we hope to speak with some of you then.
We'll now open the call up for questions.

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PFSWEB, INC. FQ3 2020 EARNINGS CALL | NOV 06, 2020
Question and Answer
Operator
[Operator Instructions] And our first question will come from Kara Anderson from B. Riley Securities.
Kara Lyn Anderson
B. Riley Securities, Inc., Research Division
I wanted to ask some questions on the gross margin. I guess starting with PFS’ gross margin in the quarter, just if you can provide a little bit more color around that and whether there's any part of the new facilities pressure from that in that and if you could bucket that out, that would be great on that one.
Michael C. Willoughby
CEO & Director
So yes, I'll kind of tee things off and I’ll let Tom give you the sort of technical answer to it.
Within the gross margin, I would say we were primarily talking about costs associated with labor inflation during the quarter on the PFS side of the business. There are some costs associated with opening new facilities, but I think primarily in gross margin, you're going to find some wage pressures.
And Zach may comment a little bit on kind of what we're doing headed into Q4 to make sure that we are mitigating that, but I would say that's probably the one-off. Tom, you agree?
Thomas J. Madden
Executive VP & CFO
Yes, Mike, I do. So we do have -- again, as Mike indicated, most of the costs there from a labor standpoint would be impacting the gross margin. Some of the costs of the new facilities, while they are getting ready to go live during the quarter, some of those initial costs would end up as a SG&A component. So that's one of the components of our SG&A fluctuation year-over-year.
But Zach, I'll let you discuss a little bit more on the labor cost side.
R. Zach Thomann
Executive VP & GM of PFS
Certainly. So as Mike was pointing out, the increased wage pressure that we saw inside the fulfillment centers did have an impact on the gross margins we have there. In addition to that, we intentionally were building out staff across a 24/7 operation inside of Q3 that did have an impact on our gross margins. It's very intentional as we wanted to make sure we had the capacity available for us to respond to what we believe will be an elevated Q4 for PFS. In addition to that, as we have more of a concentration in mix towards fulfillment, you're also going to see the PFS business have a little bit of pressure on the gross margins compared to some of the other service offerings that we have at PFS.
Michael C. Willoughby
CEO & Director
I mean, Kara, it's probably important to, as we look forward to Q4, also want to give credit to Zach and his team. They spent a lot of time during Q3 working with clients to adjust to those rising labor rates in Q4 through various holiday surcharge programs and other kinds of programs to help cover what we believe will be sort of a continued increase in those rates as we go -- as we move through Q4 and support our clients during the holiday peak. So hopefully, we'll see less impact to our gross margins in Q4 from the wage rates.

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PFSWEB, INC. FQ3 2020 EARNINGS CALL | NOV 06, 2020
Kara Lyn Anderson
B. Riley Securities, Inc., Research Division
Got it. That's very helpful. And then on the LiveArea gross margin, I guess what moves -- or what needles need to happen and move for you to get towards the top end of that targeted range of 50%?
Thomas J. Madden
Executive VP & CFO
Yes. Over the last 3 to 4 quarters, we've been generally right in that -- the mid-range there, which is, I think, an appropriate expectation for the business. So we've been at the 45% to 46% range. So we continue to monitor, look for opportunities to utilize our international resources at a higher level in certain project opportunities where they're available to assist. So that can -- that benefits us in terms of our profitability component there and just continuing to drive towards making sure we've got good tight controls in regards to the project planning and the work that's being done in order to have efficient staff and efficient building on the activities that we're performing for our clients.
Michael C. Willoughby
CEO & Director
Kara, I would say that I've been exceptionally proud of the way that the LiveArea team has continued to collaborate and work together at a very high level. Our utilization rates really reflect that. Even during this time of pandemic, when we're all virtual, they've really come together to support these client projects, and they're working very efficiently. And the higher utilization rate, generally, the better our gross margins on these projects. So they're just doing a really good job.
Kara Lyn Anderson
B. Riley Securities, Inc., Research Division
Got it. And then just one from me, and I'll let someone else go on. And maybe it's a little too early to ask this question, but with the new environment, like how are you thinking about churn unfolding for -- on the PFS side over the next year versus historical levels?
Michael C. Willoughby
CEO & Director
Well, it is a little early to ask about next year churn, but I think maybe we have some kind of leading indicators that might be helpful. And I'll ask Zach to chime in a little bit. My perspective is that we've certainly seen stickier client relationships this year with the exception of a few small client relationships where the client struggled with their business and may have exited our platform, which we've kind of already talked about in prior calls. Our client relationships, I believe, has strengthened significantly both with regard to the quality of the relationship and the collaboration but also the confidence that they have in our operation.
And I think the complexity of dealing with all the volatility that we've seen this year and we'll likely continue to see to some level as we head into next year, I believe, has motivated our clients even more to work with us and to think about expanding the relationship and renewing contracts when they come up for renewal, which certainly has been what we've seen this year. The contract renewals that we had coming up this year, I would say, were quite easily renewed given where we are at this point in time.
But I'll let Zach comment on what his expectations might be as we head into next year, whether this stickiness could carry over as a benefit into the future.
R. Zach Thomann
Executive VP & GM of PFS
Thanks, Mike. I'd like to reiterate just what you said there. We had a few key client contracts that were up for renewal on the front side of the year. All of those were successfully renewed. And certainly, the approach that we've taken with clients year-to-date, I think, has been appreciated by our clients and will, I think, have a lasting impact on the stickiness of those client relationships as we've been incredibly agile and dynamic in our approach to respond to different volumes that clients have given us this year. So with that, I'm expecting that we'll continue to see success from the engagements we currently have.

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PFSWEB, INC. FQ3 2020 EARNINGS CALL | NOV 06, 2020
And then I would also point to our sales pipeline as kind of evidence around the fact that we'd expect to see some stickiness through 2021 just from an industry perspective. Certainly, when we shared comments with the team at the conclusion of Q2, we'd indicated that there was a softening in the sales pipeline for PFS that's come back pretty substantially in Q3. That's the result for folks that are -- our client prospects that are sticking with fulfillment solutions that are both agile and scalable, which we've proven through this period. So I feel really good about the stickiness of the current clients we have as well as, frankly, growth in the sales pipeline from prospective clients that maybe have not enjoyed that same agility from their current providers.
Michael C. Willoughby
CEO & Director
And then Kara, you didn't ask about LiveArea, but I would like to comment. I do think that the improvements that we continue to make in our service offering on LiveArea, including the recent hires that Jim spoke about in his section, are really intended to continue to elevate our service offering and make it even more compelling with our clients.
And we want to position ourselves to be able to help them continue to deal with what will be a rapidly evolving digital shopping experience that they need to provide for their customers. And I think those strategic offerings especially around customer experience, which is really where we're making investments, I think, will continue to lead to stickier client relationships on that side of the business, too. So we'll see, but that's certainly our expectation.
Operator
Your next question comes from George Sutton from Craig-Hallum.
George Frederick Sutton
Craig-Hallum Capital Group LLC, Research Division
Guys, I've been around for a long time. I don't ever remember hearing this level of enthusiasm, so very nice to hear. In my view, 2 big things are driving this e-commerce world right now: direct-to-consumer needs for brands because they're not getting handled at retail, that helps Zach's business; and a need to have an e-commerce platform, and that helps Jim's business. Am I correct in those being sort of the overarching themes right now that are driving what -- it sounds like a quicker deal cycle given that you're signing, I believe Jim said, letters of agreement to sort of speed up deals? And then also the fact that we're seeing in what normally we wouldn't see much in a Q4 period where we're actually seeing a lot of deal activity.
Michael C. Willoughby
CEO & Director
George, I think you're exactly right on -- that both of those things are in play. I do think that the direct-to-consumer brand trend that you spoke to is what's driving activity in Q4 for Zach. We typically don't see Q4 as a high quarter for bookings, where brands are making a decision to make a switch. We did last year see good activity, but I think the momentum we're seeing now is reflective that brands realize they need to take control of their destiny. Many of them were underserved or even penalized by some of the marketplaces that they use as their primary channel or they may be overreliant on wholesale channels such as department stores, which are obviously very challenged. And so I would totally agree with you that brands wanting to take control of their destiny and looking for a partner who can help them broadly and also offer high-touch experiences at scale is very much driving momentum on Zach's side of the business.
I would also agree with your statement on our LiveArea side of our business where the need to innovate and the need to respond to all of the things that customers are now expecting coming out of pandemic is driving a lot of investment. I would say that it actually is, a little bit, elongating the sales cycle, at least the signing cycle which Jim mentioned. And the letters of agreement that Jim mentioned are a way to creatively sort of compensate for increased red tape on our clients' side often in getting contracts signed. And I think that's actually a positive indicator that clients are motivated to make these changes and enhancements and get creative about how they get engaged with us so we can start working and billing versus waiting for the red tape to take care of itself.
That said, one of our objectives this quarter is to be very diligent at working through that red tape and making sure that these various engagements that have letters of agreement, where we're already working and some where we're waiting to start until we get a signing, we get through that and get our bookings back up in the range where we believe they need to be. But we do have a strong backlog as we head into '21. A lot of that's due to this creativity. And I think there's

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PFSWEB, INC. FQ3 2020 EARNINGS CALL | NOV 06, 2020
pent-up demand. I'll ask Jim if he agrees, but I think as we head into '21, there's pent-up demand for investment in e-commerce platforms particularly around getting omnichannel capabilities in those platforms ASAP. Jim, do you agree with that?
James Joseph Butler
Executive VP & GM of LiveArea
I couldn't agree with you -- yes, I couldn't agree with you more, Mike, on that. I do think that there's a piece that you didn't highlight, which I do believe that we are fundamentally, LiveArea, a different business than we were in the past. And we have a sales growth engine that is beyond anything that this organization has ever seen. And as a result, I think we had the market conditions that you talked about before, but I think that we're capturing our fair share or more of that market momentum. And I just wanted to highlight that.
And then I would say that, as Mike sort of highlighted, the sales process is a bit longer because of the reasons that Mike mentioned. But I do think that -- keep in mind that a letter of agreement that might be for, let's say, 2 weeks until we can get through the signature process might be -- we might be able to have a booking of $100,000. But as soon as that thing's signed, the balance of that project, which might be $900,000 or $1 million, then hits as a booking number. So Q3 was a little lighter on that, but it was really about timing. And as I highlighted in my outline before, we've already seen a lot of that stuff convert in Q4, so we're quite excited and optimistic about Q4 and beyond.
And the other thing too is just keep in mind that the backlog that we've established as an organization and the sales pipeline that we have, we've never seen something like that in our history as a company, so very, very optimistic.
Michael C. Willoughby
CEO & Director
Just before you ask your next question, George, I did want to acknowledge your comment earlier on about our enthusiasm, and I actually feel a little bit apologetic about having such enthusiasm while we're going through such a challenging time. But once again, the challenging times have created certainly some complications for us, but by and large, they created opportunities. And I'm really encouraged at how well our company has taken advantage of those opportunities. So you're right, we do have a high level of enthusiasm at this time.
George Frederick Sutton
Craig-Hallum Capital Group LLC, Research Division
So the one concern I know you've had, Mike, is flattening the curve of the quarter given some of the surcharges and things that the shippers are trying to encourage and things like Amazon Prime Day moving around. Do you feel that you're prepared well? And do you feel that, that curve will be flat enough for you to execute the way you would hope to execute?
Michael C. Willoughby
CEO & Director
I do. I'll let Zach give a little bit more color, but I believe, first off, that we are seeing and have been seeing now for a couple of weeks that flattening, where our clients started early or promoting early, they're driving volumes much earlier in the holiday, and that's all good indicators. The next 2 weeks are going to be super critical, so we really need to see a lot of activity right before Thanksgiving.
I personally believe that we are set up well to perform. I would say that I believe Zach has a little concern as we see some of these European countries going into lockdown. We don't yet know what the U.S. response will be to most likely continue to increase in cases or what consumers' response may be.
The carrier surcharges and the carrier constraints are actually, I think, more of a concern for our clients. We could deliver full capacity. And if the surge in volumes continues to push all the way through Christmas, we're going to be dancing a really interesting dance with the various transportation carriers just to get them to get the parcels into their system and delivered. But I would say the message is so far so good at this point from my perspective.
Zach?

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PFSWEB, INC. FQ3 2020 EARNINGS CALL | NOV 06, 2020
R. Zach Thomann
Executive VP & GM of PFS
Thanks. I'd actually like to just kind of talk a little bit about the carriers as it relates to that curve. As you guys are probably aware, the carriers have implemented a number of surcharges that potentially escalate if the Q4 volumes follow a traditional curve, meaning some of the larger carriers have a higher package surcharge based on the percent of mix that really hits during that peak week.
And on the core of that, they've really created an environment where it's incentivizing the brands to do their best to pull forward promotions. So it's not just the leading factors of an Amazon Prime Day or what big-box retail is doing, but also the carriers have been pretty vocal about the potential capacity constraints during that period and created a disincentive structure, in my opinion, to really follow the same curve.
The net result is that from a U.S. perspective, we're seeing a number of the brands that we work with attempt to pull forward their promotional calendar. Now as Mike mentioned, over the next 2 weeks, it will be critical to see how successful that is, but they certainly put forth the effort and energy and the messaging around that to ensure that they're trying to flatten that curve.
As Mike also mentioned, Europe is a little bit of a wildcard for us. As we've seen multiple countries in the last couple of days go into lockdown, we'd expect that, that would have an ability to pull forward some of the demand now as consumers begin to start shopping online. It's still a little early on that front because it's really been in the last few days that that's happened, but we'd expect that to also have a similar impact to the quarter.
Operator
Your next question comes from Mark Argento from Lake Street Capital Markets.
Mark Nicholas Argento
Lake Street Capital Markets, LLC, Research Division
The other analysts have covered you for almost forever. Nice quarter, good to see you guys continue to have the momentum. Just for the sake of time, just one quick one. It looks like you guys are really trying to embrace more of the regional distribution, even regional, local kind of this omnichannel concept, where it's not just one big DC but more -- some smaller regionals or even more localized down to the store level. Can you talk about kind of what your needs are going to be in terms of continuing to build out the network in terms of DCs? I know at one point, you're talking about a West Coast facility. But maybe just talk about how you guys are thinking more holistically about that as the end market kind of evolves.
Michael C. Willoughby
CEO & Director
Yes, Mark, you're exactly right. We have seen this year, I think, a dramatic acceleration in the trend toward a multi-tier distribution network that's driven by a couple of things. First, it's driven by our clients' expectation or desire that they have their inventory in more than one location. And that's always really been the thing that has held us back from implementing that type of a design in our fulfillment network is that clients prefer to have all their inventory in one place primarily for working capital reasons.
But this year, both the service-level expectation as well as even more, the costs associated with moving product long distances has, I think, changed the way our clients are looking at inventory positioning. We also have moved, as you know, to clients that tend to have a smaller inventory footprint, which is a positive for us. And I think it's a positive for our clients as they think about working capital implications of having multiple house of inventory.
But we are moving towards a multi-node, multi-tier type distribution setup where each geography will likely have a sort of super hub where you do have a concentration. Memphis will continue to be that for us for certainly the near future. We'll have the same thing in Western Europe and in the U.K. and then more smaller locations distributed around each region.
So opening Dallas was sort of the first step for that here in the U.S. It made a lot of sense for us to open right here in our backyard with our corporate headquarters to support that quick launch with our staff. It gives us a little bit better coverage of the U.S. and some options for clients.

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PFSWEB, INC. FQ3 2020 EARNINGS CALL | NOV 06, 2020
But the next move for us will be West Coast. We anticipate that happening early next year. And I would expect that over the medium term, we'd end up having 4 or 5 locations in the U.S. to cover each of the major regions.
And then the metro area is really interesting. We'll continue to study opportunities for metro fulfillment in metro areas. Right now, our strategy is to enable our clients to accomplish that by using solutions like CloudPick and RetailConnect even more to turn their stores and their regional facility into metro fulfillment. But if we see the opportunity where our clients want to sponsor metro fulfillment centers, then we will continue to evaluate whether we should provide that hosted capability or whether we should continue in a fulfillment enablement model, which is what we're doing at this point.
Zach, do you have any color to add or did I cover that?
R. Zach Thomann
Executive VP & GM of PFS
I think you covered everything fully. The only thing I might add to that is one of the other motivators, I think, to shifting to a multi-node solution has been really the pandemic. Just from a disaster recovery or business continuity perspective, I think that's helped a lot of brands really think about it differently as they do scenario and tabletop exercises around what does the Q4 look like if there were unfortunate spikes in different regions. So that certainly helped accelerate the road map for us this year.
Michael C. Willoughby
CEO & Director
Thanks, Zach. And then, Mark, the only other thing I would add to that. Zach mentioned in his comments the agility that we have as evidenced by being able to open 2 facilities in Q3. Each one of them, from the time we signed the lease to we were in production, was less than 60 days and also with, as Tom mentioned, relatively low CapEx especially when you compare us to some of our competitors. I just saw one competitor that announced they're opening a new DC with $40 million of investment associated with it. So that is not our strategy. I'm happy that we can move into a, say, 100,000 square foot facility for less than $1 million in CapEx in 45 to 60 days. That kind of lightweight agility, I think, provides us with a nice opportunity to expand as needed without a lot of excess capacity because client can sponsor that, and we can have them up and running fairly quickly, and also where we have the ability to do that with a clear ROI. I Just don't know how spending $40 million on a facility without some 15-year contracts associated with it that you can drive a compelling ROI per business.
So I really believe our agility and the fact that we own our tech platform and it's lightweight to deploy gives us a strategic advantage and really helps us power a capacity on demand type of an approach.
Operator
[Operator Instructions] Your next question comes from Ryan MacDonald from Needham.
Ryan Michael MacDonald
Needham & Company, LLC, Research Division
Mike, I guess I just want to start with sort of piggybacking off of the last question and understand a little better. Clearly, you have some aggressive and optimistic plans on this facility expansion footprint. Just wondering what you're seeing from a pipeline perspective in filling the 2 new facilities between sort of mix between existing customers and what you've got in the pipeline in terms of new customers there.
Michael C. Willoughby
CEO & Director
It's a great question, Ryan. So first off, I'm going to brag on Zach and his team a little bit in that they are incredibly creative in the way that they negotiate leases. And virtually every situation gives us all kinds of flexibility and options to expand and even contract the space that we use within a campus or a building. And I'll tell you that right now, the 2 new buildings that we have opened are dedicated to current clients. We have yet to move a new client into either of those new buildings that's really specifically for Q4 in place to expand capacities for current clients who are committing within their forecasts to needing more capacity than what a single location would provide.

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PFSWEB, INC. FQ3 2020 EARNINGS CALL | NOV 06, 2020
That said, Zach has designed both of those arrangements to be able to expand to provide space for additional clients that may go in. And one of our clients that has been in our pipeline, the one that we closed in record time and are providing a sort of augmented solution to -- for Q4, may very well end up in the Dallas facility.
But Zach, why don't you comment on kind of pipeline and as you think about moving new clients, how you think about moving them into a multi-node network?
R. Zach Thomann
Executive VP & GM of PFS
Thanks, Mike. And really just to echo that, we really have set up the structure such that we don't have a lot of underutilized infrastructure in either of those facilities. We're trying to marry the road map for the facility with our pipeline and being very intentional about how we enter into those leases, so extremely prudent with the resources that we are deploying.
So as we look at the Dallas center, for example, we are already at an 80% capacity, the pipeline. And as that materializes, we would trip our optionality to expand, and that's how we'd approach that opportunity inside that space.
And frankly, that's the same approach we apply from a global perspective when we look at lease structures. So extremely intentional about finding opportunities where there are expansion opportunities inside of a campus or inside of a building or things of that nature that provide us the flexibility so that we don't have excess underutilized infrastructure sitting there as we wait for the pipeline to be there.
That said, I also highlighted in my comments that we have a really strong top-of-funnel activity coming into the PFS side, so I still feel very optimistic about taking down incremental space ahead of schedule and really exercising the options that we have on those leases.
Ryan Michael MacDonald
Needham & Company, LLC, Research Division
Excellent. Super helpful. My follow-up question, I guess, is for Jim. Just curious to understand a little bit better about what some of that red tape is that's maybe slowing down signings. Obviously, you've started to close a healthy amount of pipeline in fourth quarter. But to the extent you can provide some color, is it -- what you can see around starting new projects this close to the end of the year or budgetary constraints or just caution about having the resources to start big projects? Would love some additional color there.
James Joseph Butler
Executive VP & GM of LiveArea
Yes, I would say it's been something that's being going on since the pandemic started, so it's not something that sort of popped up just recently. And there's a couple of things, right?
One is the -- our clients are operating in sort of a new normal, and they're trying to -- they have a different set of priorities that often cause them to not have the focus on getting these things done and started. So again, we've seen this since the start of the pandemic. It really is a timing thing.
We're also seeing that some of the larger initiatives -- and that's been my focus, right? My focus is not the $200,000 projects, it's the $2 million projects as a business. So some of these larger projects just require more levels of approval. And so we're seeing, as we move up that sort of value chain and take on these big multi-cloud sort of initiatives that are much more strategic within an organization, very transformational, we're seeing that there's multiple levels of approval that are required to make that happen. So I would -- and so as I mentioned before, this letter of agreement contract we have in place allows us to get this -- allows us to get that verbal confirmation turned into a contract, allows us to get the project started, start to recognize revenue.
So the good news is we're getting these projects underway. The bad news is that some of the sales bookings, the larger part of the bookings are -- sometimes take a little bit longer because of the stuff that I mentioned before. Hopefully, that helps answer your question.

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PFSWEB, INC. FQ3 2020 EARNINGS CALL | NOV 06, 2020
Michael C. Willoughby
CEO & Director
Ryan, I'd just like to add just a little bit on that. I totally agree with Jim. And I do think that the larger and more complex projects will probably drive a more complicated sales cycle even during normal times. But I also think that a lot of companies have put very special procedures in place because of COVID, where you've got senior executives having to sign off on virtually every contract, and CFOs got a stack of contracts on the desk that he's got to review. That is really just indicative of these times.
And sometimes our sponsors can sort through that and power an e-commerce contract through and get it fast tracked. And sometimes it's -- they have to rely on this letter of intent creativity in order to get started. Either way, they recognize the urgency and just need to work through the internal red tape.
Operator
At this time, this concludes our question-and-answer session. I would now like to turn the call over back to Mr. Willoughby for closing remarks.
Michael C. Willoughby
CEO & Director
Thank you. I'd like to thank everyone that attended the call this morning. We look forward to speaking with our investors and analysts at the upcoming conferences I mentioned earlier but also when we report our fourth quarter and full year results in March. It's going to be a very interesting 6 weeks. Obviously, we expect a lot of activity, and we're excited to be prepared for it. It will be really interesting to come back to you in March and wrap it all up. Perhaps we'll even have a little insight before March. We'll see. But this does conduct (sic) [ conclude ] today's conference, so thank you very much for your participation.
Operator
Ladies and gentlemen, this concludes today's conference call. You may now disconnect your lines at this time. Thank you for your participation.

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PFSWEB, INC. FQ3 2020 EARNINGS CALL | NOV 06, 2020
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